Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

Exhibit 5.1

September 5, 2024

IRIDEX Corporation
1212 Terra Bella Avenue
Mountain View, California 94043

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed by IRIDEX Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of 4,952,823 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which consists of (i) 4,825,855 shares, the maximum amount of shares of Common Stock issuable upon the conversion of a senior convertible promissory note dated August 7, 2024 (the “Note Shares”), and (ii) 126,968 shares of Common Stock that were issued pursuant to a securities purchase agreement dated August 4, 2024 (the “Outstanding Shares”). We understand that the shares of Common Stock are to be sold by the selling stockholder as described in the Registration Statement and the prospectus contained therein.

We have reviewed such instruments, documents, certificates and records that we have deemed necessary or appropriate for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the legal capacity of all natural persons, and the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon information obtained from public officials, officers and other representatives of the Company and other sources believed by us to be reliable.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Note Shares, when issued in accordance with the terms of the Note, will be duly authorized, validly issued, fully paid and nonassessable and the Outstanding Shares have been duly authorized, validly issued, fully paid and nonassessable.

austin beijing boston BOULDER brussels hong kong london los angeles new york palo alto
SALT LAKE CITY san diego san francisco seattle shanghai washington, dc wilmington, de

IRIDEX Corporation

September 5, 2024

We express no opinion as to the laws of any state or other jurisdiction, other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.